Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Regions Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior debt securities(1)	457(r)				0.0001531
	Debt	Subordinated debt securities(2)	457(r)				0.0001531
	Equity	Preferred stock, par value $1 per share(3)	457(r)				0.0001531
	Equity	Depositary shares(4)	457(r)				0.0001531
	Equity	Common stock, par value $.01 per share(5)	457(r)				0.0001531
	Other	Warrants(6)	457(r)				0.0001531
	Other	Stock purchase contracts(7)	457(r)				0.0001531
	Other	Units(8)	457(r)				0.0001531
Carry Forward Securities
		Total Offering Amounts				$—		$—
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$—
____
(1) (a) This note applies to offering lines 1 through 8. The securities of each class may be offered and sold by the Registrant and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. The selling securityholders may purchase the securities directly from the Registrant, or from one or more underwriters, dealers or agents. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(b) This note applies to offering lines 1 through 8. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee subject to the conditions set forth in such rules.

(2) See Notes 1(a) and 1(b) above.
(3) See Notes 1(a) and 1(b) above.
(4) See Notes 1(a) and 1(b) above. In the event that we elect to offer fractional interests in shares of Preferred Stock, Depositary Shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under any such agreement
(5) See Notes 1(a) and 1(b) above.
(6) See Notes 1(a) and 1(b) above.
(7) See Notes 1(a) and 1(b) above.
(8) See Notes 1(a) and 1(b) above. Any securities registered hereunder may be sold as units with other securities registered hereunder. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.